Exhibit 10.2

December 8, 2011

Dear Kristian,

Congratulations! Below you will find the details of our offer to transfer you to a new role as Executive Vice President, Digital with the following terms and conditions.

EA Entity:	EA Corporate – Redwood City, CA

Position:	Executive Vice President, Digital

Effective Date:	January 2, 2012 (to be confirmed)

Base Salary:	$400,000 USD annualized, minus applicable taxes and deductions

Target Bonus:	75% of annual base salary, in accordance with the terms and conditions of the EA Bonus Plan. To be eligible to receive a bonus payment, you must be employed by Electronic Arts at the time any bonuses are paid.

Manager:	John Riccitiello

Public Holiday:	You will be entitled to US public holidays

Benefits & Payroll:	U.S. benefits plan and U.S. Payroll

In addition I will recommend to the Compensation Committee that you be granted a one-time equity award in the form of 150,000 Restricted Stock Units (RSUs), in accordance with our 2000 Equity Incentive Plan. This Award will vest as to 1/3 of the RSUs on each of the 12 month, 24 month and 36 month anniversaries of the original grant date. The Committee typically grants RSUs on the 16th of each month or on the next business day following this date when it falls on a weekend or holiday; however, the date on which the Committee acts could be later depending on a variety of factors, including the proximity of your start date to the 16th. You will receive more details regarding this Award from Stock Administration after the grant date

Acceptance of this transfer would require you to relocate from our London office to our Redwood Shores, CA office. Your relocation to our Redwood City, CA office must be completed by February 29, 2012. You will be provided relocation assistance by EA and will be provided with information that outlines the relocation benefits you are eligible to receive.

Per EA policy, if you voluntarily leave your employment with EA or are terminated for any reason other than a reduction in force that eliminates your job position (a) prior to the one year anniversary of your transfer date, you agree to pay EA an amount equal to all relocation and tax gross-up expenses incurred by EA through your date of termination; or (b) on or after the one year anniversary of your

InterCo Transfer Confirmation Letter – Kristian Segerstrale

transfer date and prior to the second anniversary of your transfer date, you agree to pay EA an amount equal to a pro-rata portion (days remaining in the two year period/730 days) of all relocation and tax gross-up expenses incurred by EA through your date of termination. Payment must be made to EA upon your last day of employment. Once you accept this transfer, please contact EA’s Global Mobility Group at GlobalMobilityGroup@EA.com to start the process.

Your employment with EA is at will, which means that either you or EA may terminate the employment relationship at any time, with or without cause or notice, and EA reserves the right to eliminate or change any term or condition of employment at any time with or without cause or notice.

This offer is contingent upon your returning a signed copy of Electronic Arts’ New Hire/ Proprietary Information Agreement. Two copies are enclosed for signature (please keep one for your own records). Please return a signed copy prior to the effective date of your new position, noted above.

This letter contains the entire understanding between you and Electronic Arts as to the terms of your transfer of employment and specifically supersedes all previous discussions you may have had with anyone at Electronic Arts regarding those terms.

Please plan on attending Orientation to be held on your first Monday. This is a very important meeting that you need to attend, since it will discuss information that is specific to this location. The orientation is held in building 250 at 8:30am.

If you accept this transfer and relocation package, please sign below and return both pages of this letter to Gabrielle Toledano in Human Resources. Please keep a copy for yourself.

If you have any questions regarding this offer, please feel free to contact me.

Sincerely,

/s/ John Riccitiello
John Riccitiello Chief Executive Officer Electronic Arts

Accepted by:	Date:	December 8, 2011
/s/ Kristian Segerstrale
Kristian Segerstrale

cc:

Gabrielle Toledano

InterCo Transfer Confirmation Letter – Kristian Segerstrale